CUSIP No. 45104P104	Page 8 of 8
EXHIBIT 99.01
POWER OF ATTORNEY
I, Dennis B. Gillings, do hereby constitute and appoint Cynthia M. Roberts, 4825 Creekstone Drive, Suite 130, Durham, NC 27703, as my true and lawful attorney-in-fact, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign, on my behalf in respect of the ownership of equity securities of Icagen, Inc. deemed beneficially owned by me, any or all reports pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, any or all amendments to any such report, and, if applicable, any joint filing agreements with any person with respect to such reports, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto my said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as I might or could do in person, hereby ratifying and confirming all that my said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 14th day of February, 2007.
/s/ Dennis B. Gillings
Dennis B. Gillings